Exhibit 99.1

FOR RELEASE: Monday, April 28, 2003 at 3:00 a.m. Pacific

Media Contact:	Chuck DeVore Vice President, Communications (949) 975-1550

SM&A Reports First Quarter Revenue Up 49% to $18.7 Million
Record Income of $3.8 Million, Up 206%, on Continuing Operations
EPS of $0.19

Newport Beach, Calif., April 28, 2003 — SM&A (Nasdaq: WINS) reported a 49% increase in revenue for the first quarter ended March 31, 2003, versus the comparable year ago period, the company’s sixth consecutive quarter of record revenue from continuing operations. SM&A is the world’s leading provider of business capture services, and a leading provider of high-value program support services.

Revenue from continuing operations for the first quarter 2003 was $18.7 million compared to $12.6 million in the same period a year ago. Both net income and income from continuing operations for the first quarter 2003 was $3.8 million or $0.19 per diluted share, compared to $1.2 million or $0.06 per diluted share on income from continuing operations in the same period a year ago. We successfully completed an Internal Revenue Service examination relating to our payroll and income taxes for the calendar years 1997 to 2001. Based on the conclusion of the examination, we adjusted our tax accounts leading to a one-time income tax adjustment of $0.05 per diluted share in the first quarter. Without the tax adjustment, the Company earned $0.14 per diluted share in the first quarter. Our effective tax rate for future quarters is expected to be approximately 41.0%.

SM&A chairman, president and CEO Steven Myers said, “Our first quarter results reflect the highest quarterly earnings from continuing operations on the highest quarterly revenue from continuing operations in our 21-year history. We anticipate that the defense industry’s lessons learned from the war in Iraq will generate requirements for new systems and programs designed

Exhibit 99.1

to leverage new and emerging technologies, resulting in a new pipeline of defense-related procurement requiring SM&A’s proposal management expertise.”

SM&A executive vice president and COO Bennett Beaudry said, “Our account executives have increased new business successes by maintaining close relationships with clients and anticipating their needs. Demand increased for our proposal support services, with one client urgently requiring 19 experienced associates to complete a time-sensitive project. Our employees worked diligently this past quarter to support our clients and we greatly appreciate their hard work and dedication to getting the jobs done. We had an average of 209 employees deployed in support of our clients in the first quarter of 2003, compared to 147 in the same quarter a year ago.”

SM&A executive vice president and CFO Cathy Wood said, “Our stated goals are to produce 40% gross margin, 20% SG&A, 20% EBITDA, and 12% net income. I’m very pleased to report that we more than met these targets with 42.9% gross margin, 17.7% SG&A, 25.6% EBITDA, and 20.2% net income. Coincident to this, our SG&A costs as a percentage of sales declined, as we added overhead at a lower rate than revenue growth. We believe that we can continue leveraging our cost structure in this manner for the remainder of the year. Our accounts receivable balance increased considerably this quarter due to the significant increase in sales over the last quarter of 2002. Payments after the close of the quarter have brought our receivable collections back to normal levels of approximately 60 days sales outstanding (DSO).”

Wood continued, “We successfully completed a routine IRS examination of our income and payroll taxes for the calendar years 1997 through 2001. Even though we have not drawn on our line of credit in more than a year, I am pleased to report that we have renewed our revolving credit agreement. The new agreement allows for borrowings up to $10.0 million.”

SM&A, currently listed on the Nasdaq Small Cap Market, intends to apply for listing as a Nasdaq National Market stock when the Company meets the applicable listing standard. Investors should be advised that general market volatility, as well as other factors, can have an effect on stock price and therefore SM&A’s ability to meet listing standards, and that there can be no assurance that Nasdaq will accept the listing application.

Exhibit 99.1

Financial Notes
Gross margin as a percentage of revenue improved to 42.9% in the first quarter 2003 from 41.3% in the same period a year ago due to our continued focus on gross margin targets, our internal reporting capabilities and our cost controls relating to the travel expenses incurred while providing our various service offerings. SG&A expenses as a percentage of revenue for the first quarter 2003 declined to 17.7% from 23.1% in the same period a year ago due to the Company’s ability to efficiently support higher revenue with only a modest addition of SG&A expenses.

The Company had $6.6 million cash on hand at the end of the first quarter 2002 with shareholders’ equity of $12.2 million. SM&A’s trailing 12-month earnings on continuing operations was $0.45 per diluted share compared to $0.17 per diluted share in the period April 1, 2001 to March 31, 2002.

About SM&A
SM&A is the world’s leading provider of business capture services, and a leading provider of high-value program support services. SM&A’s more than 300 employees and consultants provide program management, systems engineering, and expert support to major industrial customers in the defense, homeland security, aerospace, information technology, and architect and engineering sectors. Since 1982, SM&A has managed more than 600 proposals worth more than $222 billion for its clients and has achieved an 86% win rate on awarded contracts. SM&A also provides systems engineering, program planning and other high-value technical support services to such high priority national programs as the Joint Strike Fighter program and America’s missile defense efforts. Additional information about SM&A is available on the Internet at www.SMAWINS.com.

Statements herein concerning the Company’s growth and strategies may include “forward-looking statements” within the context of the federal securities laws. Statements regarding the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of

Exhibit 99.1

various risks and uncertainties. Interested parties should refer to the disclosure set forth under the caption “Risk Factors” and elsewhere in the Company’s Form 10-K for the year ended December 31, 2002 for additional information regarding risks affecting the Company’s financial condition and results of operations. Twelve-month results discussed in this release are not audited.

Exhibit 99.1

SM&A
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31	December 31
	2003	2002

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,594	$5,956
Accounts receivable, net	14,167	9,868
Prepaid expenses and other current assets	643	425
Deferred income taxes	1,277	1,277

Total current assets	22,681	17,526
Equipment, furniture and fixtures, net	740	767
Other assets	168	111

	$23,589	$18,404

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,888	$1,335
Accrued compensation and related benefits	2,984	2,832
Income taxes payable	3,966	2,989
Net liabilities of discontinued operations	2,119	2,453

Total current liabilities	10,957	9,609
Deferred income taxes	73	73
Other liabilities	313	334

Total liabilities	11,343	10,016
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—
Common stock	49,518	49,438
Accumulated deficit	(37,272)	(41,050)

Total shareholders’ equity	12,246	8,388

	$23,589	$18,404

Exhibit 99.1

SM&A
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three months ended March 31,

	2003	2002

	(unaudited)	(unaudited)
Revenue	$18,745	$12,552
Cost of revenue	10,712	7,368

Gross margin	8,033	5,184
Selling, general and administrative expenses	3,323	2,907

Operating income	4,710	2,277
Other income (expense):
Interest income (expense), net	1	(434)
Unrealized gain on interest rate swap	—	248

Other income (expense), net	1	(186)

Income from continuing operations before income taxes	4,711	2,091
Income tax expense	933	857

Income from continuing operations	3,778	1,234
Extraordinary loss from early extinguishment of debt, net of income taxes	—	(2,499)
Net income (loss)	$3,778	$(1,265)

Income per share from continuing operations:
Basic	$0.19	$0.06
Diluted	$0.19	$0.06
Loss per share from early extinguishment of debt:
Basic	$—	$(0.13)
Diluted	$—	$(0.12)

Net income (loss) per share:
Basic	$0.19	$(0.07)
Diluted	$0.19	$(0.06)

Shares used in calculating net income (loss) per share:
Basic	19,728	19,347
Diluted	20,153	20,257